Investor Presentation May 2024 Filed Pursuant to Rule 433 Supplementing the Preliminary Prospectus Dated October 30, 2023 Registration No. 333-275213 May 9, 2024

Disclosures Forward Looking Statements Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including but not limited to information related to the business combination transaction involving Provident Financial Services, Inc. (the “Company”) and Lakeland Bancorp, Inc. (“Lakeland”) and statements about the proposed securities offering. These statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms, including references to assumptions. The forward-looking statements contained in this presentation reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, but are not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as may be supplemented by its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and those related to the economic environment, particularly in the market areas in which the Company operates, inflation and unemployment, competitive products and pricing, real estate values, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the possibility that the proposed transaction between the Company and Lakeland does not close when expected or at all, the failure to satisfy any conditions of final regulatory approvals or satisfy other conditions to closing on a timely basis or at all; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the ability to promptly and effectively integrate the businesses of the Company and Lakeland, diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business, employee, customer and/or counterparty relationships, including those resulting from the completion of the merger and integration of the companies. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume and expressly disclaims any duty, and does not undertake, to update any forward-looking statements in this presentation to reflect events or circumstances after the date of this statement or otherwise.

Disclosures (Continued) No Offer or Solicitation This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company or Lakeland. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. These securities are not insured or guaranteed by the FDIC or any other governmental agency or public or private insurer. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed on the adequacy or accuracy of this presentation. Any representation to the contrary is a criminal offense. Additional Information About the Offering of Debt Securities and Where to Find It The Company has filed a registration statement (including a prospectus) (File No. 333-275213) and a preliminary prospectus supplement with the Securities and Exchange Commission (the "SEC") for the offering of debt securities to which this presentation relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you copies of the prospectus and the preliminary prospectus supplement relating to the offering if you request it by calling the Company at 732‐590‐9300 or by contacting: Piper Sandler & Co. by email at fsg‐dcm@psc.com, or by emailing Keefe, Bruyette & Woods, A Stifel Company at USCapitalMarkets@kbw.com. Use of Non-GAAP Financial Measures This presentation contains one or more non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles. We use such non-GAAP financial measures, including efficiency ratio, as adjusted, to provide meaningful supplemental information regarding our performance. We believe these non-GAAP measures and ratios are beneficial in assessing our operating results and related trends, and when planning and forecasting future periods. These non-GAAP disclosures should be considered in addition to, and not as a substitute for or preferable to, financial results determined in accordance with GAAP. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. A reconciliation of any non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measure is included in the appendix at the end of this presentation. Additional Important Information and Where to Find It In connection with the proposed acquisition of Lakeland, the Company has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement) to register the shares of the Company’s common stock to be issued to shareholders of Lakeland in connection with the transaction. The Registration Statement includes a joint proxy statement of the Company and Lakeland and a prospectus of the Company, as well as other relevant materials regarding the proposed merger transaction involving the Company and Lakeland. Third Party Sources Certain information contained in this presentation and oral statements made during this presentation relate to or are based upon publications and data obtained from third party sources. While the Company believes these sources to be reliable as of the date of this presentation, the Company has not independently verified such information, and makes no representation as to its accuracy, adequacy, fairness or completeness. 3

Planned Offering Overview Issuer: Provident Financial Services, Inc. (NYSE: PFS) Security Offered: Fixed-to-Floating Rate Subordinated Notes Due 2034 Rating¹: BBB (Kroll) Format: SEC Registered Term: 10 Years Call: 5 Years Use of Proceeds: The purpose of the offering is to satisfy certain Regulatory Conditions agreed to in connection with the merger with Lakeland. We intend to invest all the net proceeds in the Company’s subsidiary, Provident Bank. Provident Bank expects that the net proceeds will be initially invested in securities and used for other general corporate purposes, which may include the repayment of FHLB advances and other indebtedness Book-Running Managers: A rating is not a recommendation to buy, sell, or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating

Provident Financial Services Overview Financial Overview Loan Portfolio & Asset Quality Funding & Liquidity Management Regulatory Capital Appendix Topics for Discussion

Provident Financial Services Overview

Merger & Regulatory Update Provident has received regulatory approval from the FDIC, Federal Reserve and New Jersey Department of Banking & Insurance to complete the merger with Lakeland Bancorp and Lakeland Bank The regulatory approvals contain certain financial conditions and other commitments including the following: $200 million capital raise prior to completion of the merger. Provident intends to satisfy this condition by raising $200 million of Tier 2 qualifying subordinated debt prior to completing the merger Maintain a Tier 1 capital to total assets leverage ratio of at least 8.5% and a total capital to risk-based assets ratio of at least 11.25% at Provident Bank for the three years following the completion of the merger Submit, within 60 days following the completion of the merger, a capital plan to the Federal Reserve Bank of New York to maintain satisfactory capital at the bank holding company, and for two years following the completion of the merger to provide the Federal Reserve Bank of New York 30 day’s prior written notice of any capital distribution, which capital distribution shall be consistent with the capital plan Maintain a ratio of commercial real estate loans to total capital and reserves at or below the levels set forth in the three-year projections supporting its regulatory applications Improve home mortgage applications from and originations to all demographic populations within the combined bank’s reasonably expected market area The merger agreement has been extended to June 30, 2024 to provide time to complete the subordinated debt issuance The merger is expected to be completed in the second calendar quarter

The New Provident Financial Services, Inc. Total Assets $24.5 Gross Loans $18.8 Deposits $18.6 Total Equity $2.3 Consolidated Lev. Ratio 7.82% Consolidated CET 1 Ratio 9.31% Consolidated Tier 1 Ratio 9.31% Consolidated Total RBC Ratio 12.16% Pro Forma Financial Balance Sheet ($BN)¹ Joins together two banks with superior credit risk management practices Strong deposit base in the most densely populated and affluent areas in the nation Combines management teams experienced in M&A Second largest bank headquartered in New Jersey Relationship lender with diversified and granular commercial loan portfolio Bank-Level Lev. Ratio 8.92% Bank-Level CET 1 Ratio 10.62% Bank-Level Tier 1 Ratio 10.62% Bank-Level Total RBC Ratio 11.49% Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger Pro Forma Capital Ratios (Pro Forma With LBAI And $200MM Sub-Debt)¹ Historical high profitability levels at both companies and accelerated pro forma capital generation due to purchase accounting

Well Positioned in Highly Attractive Markets Highly Ranked Deposit Market Share in NJ for Institutions With Less Than $100BN in Assets New York Pennsylvania New Jersey Connecticut PFS (96) LBAI (69) Deposit data as of June 30th, 2023; Deposit Share analysis includes institutions with $100BN or less in total assets; Sourced from FDIC data

Talent Accretive Transaction Adds Bench Strength

Pro Forma Management Team



Anthony J. Labozzetta
President & CEO



Thomas Lyons
Chief Financial Officer



Jim Christy
Chief Risk Officer



James Nigro
Chief Credit Officer



John Rath
Chief Lending Officer



Timothy Matteson
Chief Admin. Officer



Vito Giannola
Chief Banking Officer



Ben MacDougall
General Counsel



Valerie Murray
Chief Wealth Mgmt. Officer & President of Beacon Trust



George Lista
President & CEO, Provident Protection Plus



Carolyn Powell
Chief Human Resources Officer



Ravi Vakacherla
Chief Digital and Innovation Officer

Board of Directors (Preliminary Named Directors)

PFS

Christopher Martin
Executive Chairman

Nadine Leslie
Director

Ursuline Foley
Director

Frank Fekete
Director

Edward Leppert
Director

John Pugliese
Director

James Dunigan
Director

Matthew Harding
Director

Anthony Labozzetta
Director, President & CEO

LBAI

Thomas Shara Jr.
Executive Vice Chairman

Brian Flynn
Director

Brian Gragnolati
Director

James E. Hanson
Director

Robert E. McCracken
Director

Provident

10

Growth Achieved Through an Organic Strategy Augmented by Disciplined M&A

Experienced Bank Partners Adding Scale...

- Consistent organic growth has been supplemented by select, opportunistic whole bank acquisitions that have been conservatively priced and modeled

Provident Acquisitions

May 2014:
Team Capital Bank
- $115MM value[1]
- $949MM assets[1]

July 2020:
SB One Bancorp
- $186MM value[1]
- $2.1BN assets[1]

September 2022:
Lakeland Bancorp
- $1.3BN value[1]
- $10.4BN assets[1]

Total Assets ($BN)



$8.5
$3.5
$8.9
$3.9
$9.5
$5.1
$9.8
$5.4
$9.7
$5.8
$9.8
$6.7
$12.9
$7.7
$13.8
$8.2
$13.8
$10.8
$14.2
$11.1
$14.1
$11.0
$24.5
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
Q1 2024
Q1 2024 Pro Forma PFS + LBAI[2]
PFS
LBAI

January 2016:
Pascack Bancorp, Inc.
- $43MM value[1]
- $391MM assets[1]

July 2016:
Harmony Bank
- $36MM value[1]
- $314MM assets[1]

January 2019:
Highlands Bancorp, Inc.
- $43MM value[1]
- $485MM assets[1]

January 2022:
1st Constitution Bancorp
- $277MM value[1]
- $1.9BN assets[1]

Lakeland Acquisitions

...Supplemented by Fee Income Deals

- Lakeland Bancorp acquisition will provide asset-based lending and mortgage warehouse lending
- Wealth management has been a key priority in last decade, resulting in strong diversification of revenue
- Acquisition of SB One Bancorp enhanced fee-based business and fee generation provided by Provident Protection Plus insurance agency

Wealth Management Acquisitions

Deal	Year	Description
Tirschwell & Loewy	2019	NYC-based RIA with $823MM[1] in AUM
MDE Group	2015	In-market acquisition of Morristown-based RIA
Suffolk Bancorp's WM business	2014	All wealth management assets of Suffolk County National Bank
Beacon Trust	2011	Morristown-based trust and wealth management company

Provident

1) Reflects deal value as of closing; Total assets and assets under management as of the quarter prior to the completion date of each transaction (LBAI deal value and total assets as of announcement and the quarter prior to announcement respectively); Sourced from S&P Capital IQ Pro
2) Pro forma for the merger with Lakeland Bancorp, Inc.

11

Historically Strong Credit Culture Sourced from Federal Reserve Economic Data; Includes all Commercial Banks; Q1 2024 National Average is not yet available Reflects annualized metrics for Q1 2024 financials PFS and LBAI have a historically strong credit culture with average NCOs / Average Loans of 21 and 39 bps since 2008, respectively The combined platform will continue using the strong underwriting and review methods of the legacy companies Each party reviewed ~50% of the counterparty’s commercial loan portfolio throughout merger process NCOs / Average Loans

Investment Highlights Highly experienced and stable management team effectively executing a relationship banking strategy, delivering high quality banking services across customer base Long-standing commitments to serving the local community, employee engagement, and diversity and inclusion Robust risk controls and strong regulatory compliance record Disciplined stewards of capital: strong organic growth, selective M&A, and consistent dividend growth Strong track record of financial performance with significant potential for cross selling with Lakeland customers across all business lines Emphasis on acquisition and retention of high-quality core deposits, resulting in a sticky, low-cost deposit base Well positioned in highly attractive and stable markets with a diversified loan portfolio and strong fee income from wealth & asset management and insurance

Financial Overview

History of Targeted Balance Sheet Growth Total Assets ($BN) Total Gross Loans ($BN) Total Deposits ($BN) Tangible Common Equity ($BN)² Pro forma for the merger with Lakeland Bancorp, Inc. Represents a non-GAAP measure. See Appendix for corresponding Reconciliations to GAAP Measures

Track Record of Strong Performance Return on Average Assets Return on Average Equity Tangible Book Value Per Share² Reflects annualized metrics for Q1 2024 financials Represents a non-GAAP measure. See Appendix for corresponding Reconciliations to GAAP Measures Return on Average Tangible Common Equity²

Track Record of Strong Performance (Continued) Net Interest Margin Efficiency Ratio² Reflects annualized metrics for Q1 2024 financials Represents a non-GAAP measure. See Appendix for corresponding Reconciliations to GAAP Measures Noninterest Income / Operating Revenue Noninterest Expense / Average Assets

Strong and Growing Fee Income Businesses PFS Revenue Composition (2010) ($MM) PFS Insurance Agency Fee Income ($MM) Non-Interest Income: $78MM As a % of Revenue: 17% PFS Revenue Composition (LTM Q1 2024¹) ($MM) PFS Wealth Management Fee Income ($MM) Provident’s two ancillary fee-based business lines in insurance and wealth management and Lakeland’s growing asset-based lending provide opportunities for additional growth and relationship expansion Total Revenue: $241MM Total Revenue: $463MM Non-Interest Income: $32MM As a % of Revenue: 13% Reflects financial data for the twelve months ended March 31, 2024

Consolidated Capital Ratios TCE / TA¹ Leverage Ratio Tier 1 Capital Ratio Represents a non-GAAP measure. See Appendix for corresponding Reconciliations to GAAP Measures Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger; Assumes gross offering of $200.0 million, net proceeds of $194.6 million, assumes 100% of the net proceeds from the offering are downstreamed to the bank as equity Total Capital Ratio

Bank Capital Ratios Tier 1 Capital Ratio Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger; Assumes gross offering of $200.0 million, net proceeds of $194.6 million, assumes 100% of the net proceeds from the offering are downstreamed to the bank as equity Leverage Ratio Total Capital Ratio

Pro Forma Financial Snapshot Pro Forma Regulatory Capital Ratios INCLUDING Interest Rate Purchase Accounting Marks Total Pre-Tax Purchase Accounting Interest Rate Marks $543MM $588MM PF Leverage Ratio 7.82% 8.92% PF CET1 Ratio 9.31% 10.62% PF Tier 1 Ratio 9.31% 10.62% PF Total Capital Ratio 12.16% 11.49% Pro Forma Regulatory Capital Ratios EXCLUDING Interest Rate Purchase Accounting Marks PF Leverage Ratio 9.27% 10.49% PF CET1 Ratio 11.13% 12.59% PF Tier 1 Ratio 11.13% 12.59% PF Total Capital Ratio 13.94% 13.44% Consolidated: Bank: Note: Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger; Assumes gross offering of $200.0 million, net proceeds of $194.6 million, assumes 100% of the net proceeds from the offering are downstreamed to the bank as equity Total Pre-Tax Purchase Accounting Interest Rate Marks $543MM $588MM Consolidated: Bank:

Loan Portfolio & Asset Quality

Loan Underwriting Policy and Disciplined Credit Culture

Striking a Balance Between:

Prudence	Disciplined Underwriting	Portfolio Management / Analytics

In Our Decision Making and Responsiveness to Customers

- Provident employs a conservative lending approach with processes that allow for the prompt and thorough underwriting and approval/decline of loan requests consistent with our established risk appetite
- Provident's Board of Directors has granted lending authority to certain officers, and established a Credit Committee to review loans exceeding approved individual lending authorities
- In addition to meeting weekly for loan approval, the Credit Committee reviews loan statistical data on a quarterly basis, which includes loans outstanding by category, delinquencies, criticized/classified loans, non-performing loans, other real estate owned and charge-offs
- Conservative credit culture at both banks bolstered by significant experience managing through various credit cycles

By Product Type As % of Loans Outstanding	March 31, 2024 Pro Forma[1] % of Portfolio	Policy Maximum % of Portfolio	Policy Maximum % of Capital	Wtd. Avg. Risk Rating[2]
Residential / 1-4 Family	11%	25%	200%	3.17
Commercial Real Estate	39%	65%	350%	3.75
Multi-Family	17%	25%	150%	3.30
Construction	6%	15%	65%	4.75
C&I	23%	35%	250%	4.00
Consumer	3%	10%	100%	3.10

Provident

1) Pro forma loan composition does not include purchase accounting or other adjustments; Total does not sum to 100% due to the exclusion of uncategorized loans
2) Risk ratings 1 through 5 are considered pass risk ratings. Risk rating definitions: 1 = Minimal Risk; 2 = Modest Risk; 3 = Average Risk; 4 = Acceptable Risk; 5 = Pass-Watch; 6 = Special Mention; 7 = Substandard; 8 = Doubtful; 9 = Loss

23

DIVERSIFIED LOAN PORTFOLIO

Provident Financial Services, Inc.


$ Millions
Consumer
$295
3%
1-4 Family
$1,152
11%
C&I
$2,515
23%
Multifamily
$1,826
17%
$10.8BN
Total
C&D
$711
6%
CRE
$4,354
40%

1Q'24 Yield: 5.51%

- Reserves / Gross Loans: 0.98%
- C&D / Total RBC: 50.5%
- CRE (Incl. Multi-Family) / Total RBC: 472%
- CRE (Excl. Multi-Family) / Total RBC: 348%

Lakeland Bancorp, Inc.


$ Millions
Other
$178
2%
1-4 Family
$998
12%
Consumer
$340
4%
Multifamily
$1,405
17%
C&I
$1,906
23%
$8.3BN
Total
C&D
$317
4%
CRE
$3,176
38%

1Q'24 Yield: 5.48%

- Reserves / Gross Loans: 0.92%
- C&D / Total RBC: 26.9%
- CRE (Incl. Multi-Family) / Total RBC: 401%
- CRE (Excl. Multi-Family) / Total RBC: 281%

PRO FORMA[1]


$ Millions
Other
$168
1%
1-4 Family
$2,150
11%
Consumer
$635
3%
Multifamily
$3,231
17%
C&I
$4,421
23%
$19.2BN
Total
C&D
$1,029
6%
CRE
$7,529
39%

1Q'24 Yield: 5.50%

- Reserves / Gross Loans: 0.99%
- C&D / Total RBC: 45.5%
- CRE (Incl. Multi-Family) / Total RBC: 491%
- CRE (Excl. Multi-Family) / Total RBC: 356%

Bank Level

Provident

1) Pro forma loan composition does not include purchase accounting or other adjustments; Pro forma loan concentrations as per company documents as of March 31, 2024; Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger; Assumes gross offering of $200.0 million, net proceeds of $194.6 million, assumes 100% of the net proceeds from the offering are downstreamed to the bank as equity

Note: Loan data is as of or for the quarter ended March 31, 2024; Loan concentrations reflect GAAP financial data as of or for the quarter ended March 31, 2024

24

Loan Portfolio Concentrations PFS CRE / Total RBC LBAI CRE / Total RBC PFS C&D / Total RBC LBAI C&D / Total RBC Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger

$4.6BN Overview of Commercial Real Estate Portfolio CRE Investment By Property Type (Incl. Multi-Family) As Of March 31, 2024 ($MM) $6.2BN Note: Loan data represents principle balances not inclusive of the impact of purchase account marks associated with previous acquisitions

Pro Forma Multifamily (NY and Rent Stabilized Sectors) [ ] [ ] [ ] NY Multifamily Loans As Of March 31, 2024 ($MM) $388MM $229MM (89 loans) of Loans on NY Multifamily Properties are Located in New York City Total Multifamily Loan Portfolio: $3.2 Billion Multifamily Balances By Origination Year ($MM) Rent Stabilized Loans As Of March 31, 2024 All Multifamily New York

CRE Office Portfolio Overview PFS CRE Office Portfolio As Of March 31, 2024 ($MM) $484MM LBAI CRE Office Portfolio As Of March 31, 2024 ($MM) $47MM maturing or repricing in 2024 $265MM maturing in repricing in 2025 to 2028 $171MM maturing or repricing in 2029 & beyond LTVs > 70%: ~$23MM, or ~5% of total office portfolio $456MM $118MM maturing or repricing in 2024 $274MM maturing in repricing in 2025 to 2028 $64MM maturing or repricing in 2029 & beyond LTVs > 70%: ~$11MM, or ~3% of total office portfolio

Overview of C&I Portfolio C&I Portfolio By Industry As Of March 31, 2024 ($MM) $2.5BN $1.9BN Note: Loan data represents principle balances not inclusive of the impact of purchase account marks associated with previous acquisitions

Top 30 Largest Borrower Relationships

($MM)	Bank	Loan Type	Number of Total Loans	Total Exposure	Total Balance	As a (%) of Total Loans[1]
Borrower 1	PFS	Multi	6	$134.3	$117.5	0.61%
Borrower 2	PFS	Other Mtg Invest-Retail/Industrial	14	$113.5	$113.5	0.59%
Borrower 3	PFS	Other Mtg Invest-Retail	38	$113.4	$105.5	0.55%
Borrower 4	PFS	Commercial Owner Occ/Unsec	47	$112.3	$72.8	0.38%
Borrower 5	PFS	Multi/Construction	16	$108.6	$84.3	0.44%
Borrower 6	PFS	Other Mtg Invest/Construction	69	$106.2	$71.2	0.37%
Borrower 7	PFS	Multi	8	$102.3	$102.2	0.53%
Borrower 8	PFS	Multi	28	$100.7	$100.3	0.52%
Borrower 9	PFS	Other Mtg Invest-Retail	12	$100.0	$87.9	0.46%
Borrower 10	PFS	SWAP Mtg Invest-Industrial, Mult-Constuction	7	$89.7	$70.2	0.37%
Borrower 11	LBAI	OO CRE	4	$85.1	$85.1	0.44%
Borrower 12	PFS	SWAP Mtg Invest-Mult	6	$84.5	$52.8	0.28%
Borrower 13	PFS	Other Mtg Invest-Industrial/Office	13	$84.1	$84.1	0.44%
Borrower 14	PFS	Other Mtg Invest-Med Office/Construction	20	$83.1	$75.0	0.39%
Borrower 15	PFS	Multi	9	$81.5	$72.6	0.38%
Borrower 16	PFS	Commercial Owner Occ/Unsec	15	$77.1	$59.0	0.31%
Borrower 17	PFS	Multi	11	$76.1	$73.4	0.38%
Borrower 18	LBAI	NOO CRE	7	$73.5	$68.4	0.36%
Borrower 19	PFS	Commercial Loans Unsec-Highway, Street, and Bridge Construction/Marinas	31	$73.2	$29.6	0.15%
Borrower 20	PFS	Other Mtg Invest-Industrial	6	$72.3	$72.3	0.38%
Borrower 21	LBAI	OO CRE	11	$72.2	$41.2	0.21%
Borrower 22	PFS	Multi	4	$71.3	$71.0	0.37%
Borrower 23	PFS	Other Mtg Invest-Industrial	5	$67.7	$67.7	0.35%
Borrower 24	PFS	Other Mtg Invest-Retail	4	$62.0	$62.0	0.32%
Borrower 25	PFS	Other Mtg Invest-Industrial/Retail	32	$61.8	$61.2	0.32%
Borrower 26	PFS	Commercial Owner Occ/Unsec	46	$60.3	$34.6	0.18%
Borrower 27	PFS	Commercial NonRE Sec	5	$60.0	$21.1	0.11%
Borrower 28	LBAI	OO CRE	10	$58.6	$37.4	0.20%
Borrower 29	PFS	SWAP Mtg Invest-Mixed Use	4	$58.5	$53.2	0.28%
Borrower 30	PFS	Commercial NonRE Sec	20	$58.0	$2.3	0.01%
Top 30 Total		**Total**	**508**	**$2,502.0**	**$2,049.6**	**10.69%**
		Median	**11**	**$79.3**	**$71.1**	**0.37%**

Provident

1) Total loans are pro forma for the merger with Lakeland Bancorp, Inc.

30

PFS: Historically Strong Asset Quality & Credit Fundamentals NCOs / Average Loans (%) Reserve / Loans (%) & Reserves / NPLs (%) NPA Trends ($MM) Our Conservative Credit Culture Shows Through in Reserve Coverage and Limited Historical Charge-Offs Reflects annualized metrics for Q1 2024 financials Sourced from Federal Reserve Economic Data; Includes all Commercial Banks; Q1 2024 National Average is not yet available

LBAI: Historically Strong Asset Quality & Credit Fundamentals NCOs / Average Loans (%) Reserve / Loans (%) & Reserves / NPLs (%) NPA Trends ($MM) Our Conservative Credit Culture Shows Through in Reserve Coverage and Limited Historical Charge-Offs Reflects annualized metrics for Q1 2024 financials Sourced from Federal Reserve Economic Data; Includes all Commercial Banks; Q1 2024 National Average is not yet available

Funding & Liquidity Management

ATTRACTIVE DEPOSIT BASE FUNDS DIVERSIFIED LOAN PORTFOLIO

Provident Financial Services, Inc.

$ Millions



Jumbo Time
$551
5%
Retail Time
$481
5%
Transaction
$5,575
55%
Savings &
MMDA
$3,492
35%
$10.1BN
Total

1Q'24 Cost of Total Deposits[1]: 2.07%

Non-Interest Bearing Deposits: 20.3%

Q1 2024 Core[2] Deposits: 94.5%

Uninsured Deposits / Deposits[3]: 24.7%

Lakeland Bancorp, Inc.

$ Millions



Jumbo Time
$1,404
17%
Transaction
$4,771
56%
Retail Time
$626
7%
Savings &
MMDA
$1,699
20%
$8.5BN
Total

1Q'24 Cost of Total Deposits[1] : 2.56%

Non-Interest Bearing Deposits: 19.8%

Q1 2024 Core[2] Deposits: 83.5%

Uninsured Deposits / Deposits[3]: 27.1%

PRO FORMA[4]

$ Millions



Jumbo Time
$1,955
10%
Retail Time
$1,107
6%
Transaction
$10,346
56%
Savings &
MMDA
$5,190
28%
$18.6BN
Total

1Q'24 Cost of Total Deposits[1]: 2.29%

Non-Interest Bearing Deposits: 20.0%

Funding profile remains strong with ability to leverage incremental scale to minimize funding costs

1) Cost of total deposits reflects an annualized metric
2) Core deposits are total deposits less jumbo time deposits greater than $100,000
3) Reflects uninsured and uncollateralized deposits as a percent of total deposits
4) Pro forma deposit composition does not include purchase accounting adjustments

Note: Deposit data is as of or for the quarter ended March 31, 2024

Provident

34

Attractive Deposit Base Funds Diversified Loan Portfolio Core deposits are total deposits less jumbo time deposits greater than $100,000 Fed fund rate represents average rate throughout each period Cost of total deposits reflects an annualized metric for Q1 2024 LBAI Core¹ Deposit Trends LBAI Historical Cost of Deposits Stable Core Deposit Base PFS Core¹ Deposit Trends PFS Historical Cost of Deposits Stable Core Deposit Base

Liquidity Overview PFS’ cash flows from loan payments and maturing investment securities are fairly predictable sources of funds. Changes in interest rates, local economic conditions and the competitive marketplace can influence loan prepayments, prepayments on mortgage-backed securities and deposit flows. For each of the quarters ended March 31, 2024 and 2023, loan repayments totaled $649 million and $827 million, respectively. PFS has continued to monitor and focus on depositor behavior and borrowing capacity with the FHLBNY and FRBNY, with current borrowing capacity of $1.72 billion and $1.33 billion, respectively as of March 31, 2024. All borrowing capacity is immediately available. PFS’ estimated uninsured and uncollateralized deposits at March 31, 2024 totaled $2.49 billion, or 24.7% of deposits LBAI’s estimated uninsured and uncollateralized deposits at March 31, 2024 totaled $2.30 billion, or 27.1% of deposits

Top 30 Largest Depositor Relationships

($MM)	Bank	Depositor Type	Number of Total Deposits	Number of Total Loans	Tenure of Relationship	Total Balance	As a (%) of Total Deposits[1]
Depositor 1	LBAI	Public	54	0	20 Years	$233.6	1.24%
Depositor 2	PFS	Public	32	5	14 Years	$177.1	0.94%
Depositor 3	PFS	Public	32	1	15 Years	$134.8	0.72%
Depositor 4	LBAI	Public	29	0	6 Years	$118.4	0.63%
Depositor 5	LBAI	Commercial	8	2	27 Years	$115.1	0.61%
Depositor 6	LBAI	Retail	19	0	5 Years	$114.3	0.61%
Depositor 7	PFS	Commercial	2	5	8 Years	$99.8	0.53%
Depositor 8	LBAI	Public	39	0	52 Years	$97.0	0.51%
Depositor 9	LBAI	Commercial	1	0	1 Year	$93.1	0.49%
Depositor 10	PFS	Public	4	0	22 Years	$88.7	0.47%
Depositor 11	PFS	Commercial	7	2	16 Years	$67.8	0.36%
Depositor 12	LBAI	Public	23	0	13 Years	$63.2	0.34%
Depositor 13	PFS	Commercial	5	2	14 Years	$62.8	0.33%
Depositor 14	PFS	Public	15	1	7 Years	$53.3	0.28%
Depositor 15	LBAI	Public	30	0	21 Years	$52.6	0.28%
Depositor 16	PFS	Public	18	1	22 Years	$52.2	0.28%
Depositor 17	PFS	Public	33	1	7 Years	$50.7	0.27%
Depositor 18	PFS	Public	18	1	19 Years	$50.4	0.27%
Depositor 19	LBAI	Public	10	0	21 Years	$50.2	0.27%
Depositor 20	LBAI	Public	22	5	13 Years	$50.2	0.27%
Depositor 21	PFS	Public	32	4	8 Years	$49.7	0.26%
Depositor 22	LBAI	Commercial	6	1	21 Years	$49.0	0.26%
Depositor 23	PFS	Public	21	2	7 Years	$48.5	0.26%
Depositor 24	PFS	Public	22	1	7 Years	$43.2	0.23%
Depositor 25	PFS	Public	7	2	9 Years	$42.9	0.23%
Depositor 26	PFS	Public	16	1	9 Years	$41.5	0.22%
Depositor 27	PFS	Public	25	6	7 Years	$40.7	0.22%
Depositor 28	PFS	Public	42	2	7 Years	$39.1	0.21%
Depositor 29	PFS	Public	15	1	9 Years	$39.0	0.21%
Depositor 30	PFS	Public	40	1	7 Years	$37.4	0.20%
Top 30 Total		**Total**	**627**	**47**	**--**	**$2,256.3**	**11.97%**
		Median	**20**	**1**	**11 Years**	**$52.4**	**0.28%**

Provident

1) Total deposits are pro forma for the merger with Lakeland Bancorp, Inc.

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Conservative Securities Portfolio Held To Maturity Securities ($MM) Available For Sale Securities ($MM) $1.7BN $355MM Q1 2024 AOCI Associated with AFS Portfolio: ($164.4MM) 9.9% of Total AFS Portfolio At March 31, 2024, the portfolio had a modified duration of 4.6 years and weighted average life of 5.5 years At March 31, 2024, the allowance for credit losses on held to maturity securities totaled $17,000 $914MM $827MM Q1 2024 AOCI Associated with AFS Portfolio: ($66.5MM) 7.3% of Total AFS Portfolio PROVIDENT LAKELAND At March 31, 2024, the portfolio had a modified duration of 6.7 years and weighted average life of 8.1 years At March 31, 2024, the allowance for credit losses on held to maturity securities totaled $146,000

PFS: Interest Rate Sensitivity Note: Financial information is not pro forma for Lakeland Bancorp, Inc. No material change in interest rate positioning is expected from pending acquisition with Lakeland Bancorp, Inc.

Regulatory Capital

Consolidated Regulatory Capital Composition Total RBC Tier 2 Tier 1 / CET1 Common Equity Trust Preferred Allowable ALLL & Other Subordinated Debt 0.11% 0.85% 11.75% 0.86% 1.02% 0.86% 1.98% 9.31% 9.31% Tier 1 Leverage Ratio Tier 1 Leverage Ratio Total Risk- Based Capital Total Risk- Based Capital Total Risk- Based Capital Well-Capitalized w / Conservation Buffer¹ Tier 1 Leverage Ratio: 5.00% CET1 Ratio: 7.00% Tier 1 Ratio: 8.50% Total Risk-Based Capital Ratio: 10.50% Sourced from the Federal Reserve Board of Governors and the FDIC Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger Note: Assumes gross offering of $200.0 million, net proceeds of $194.6 million, assumes 100% of the net proceeds from the offering are downstreamed to the bank as equity Tier 1 Leverage Ratio

BANK REGULATORY CAPITAL COMPOSITION


Total RBC
Tier 2
Allowable ALLL & Other
Tier 1 / CET1
Common Equity
Well-Capitalized w / Conservation Buffer[1]
Tier 1 Leverage Ratio: 5.00%
CET1 Ratio: 7.00%
Tier 1 Ratio: 8.50%
Total Risk-Based Capital Ratio: 10.50%
FDIC Regulatory Capital Commitment[2]
Tier 1 Leverage Ratio: 8.50%
Total Risk-Based Capital Ratio: 11.25%
Tier 1 Leverage Ratio
9.91%
Total Risk-Based Capital
12.36%
0.85%
11.50%
Tier 1 Leverage Ratio
8.11%
Total Risk-Based Capital
10.52%
0.86%
9.66%
Tier 1 Leverage Ratio
8.92%
Total Risk-Based Capital
11.49%
0.86%
10.62%
PFS 3/31/2024 Stand Alone
PFS 3/31/2024 Pro Forma for LBAI
PFS 3/31/2024 Pro Forma for LBAI and $200M Sub-Debt[3]

Provident

1) Sourced from the Federal Reserve Board of Governors and the FDIC
2) Reflects FDIC Regulatory Capital Commitment Levels for Tier 1 Leverage Ratio and Total Risk-Based Capital Ratio
3) Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger

Note: Assumes gross offering of $200.0 million, net proceeds of $194.6 million, assumes 100% of the net proceeds from the offering are downstreamed to the bank as equity

42

Historical Double Leverage and Interest Coverage Pro forma for the $200 million of subordinated debt required to be raised by Provident prior to the completion of the merger with Lakeland Bancorp, Inc. pursuant to the conditions to the bank regulatory approvals for the merger; Assumes gross offering of $200.0 million, net proceeds of $194.6 million, assumes 100% of the net proceeds from the offering are downstreamed to the bank as equity

Appendix

Our Board Has A Robust Approach To Overseeing Risk Management Board’s Role in Oversight of Risk Audit Committee Compensation and Human Capital Committee Governance & Nominating Committee Risk Committee Technology Committee Sole authority for retaining, overseeing, and evaluating a firm of independent registered public accountants to audit Provident’s annual financial statements In consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of Provident’s financial reporting processes, both internal and external Reviewing the financial statements and the audit report with management and the independent registered public accounting firm Reviewing earnings and financial releases and quarterly and annual reports filed with the SEC Approving all engagements for services by the independent registered public accounting firm Reviewing the performance of, and the compensation payable to, our named executive officers, including the President and Chief Executive Officer The compensation payable to our non-management directors CEO succession planning Human capital management oversight, including diversity and inclusion and pay equity Reviewing and evaluating incentive compensation plans and risks associated with such plans Engaging the compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”) Evaluating and making recommendations to the board concerning the number of directors and committee assignments Establishing the qualifications, skills, relevant background, diversity, and other selection criteria for board members Making recommendations to the board concerning board nominees Conducting evaluations of the effectiveness of the operation of the board and its committees Developing and maintaining corporate governance principles Recommending revisions to the code of business conduct and ethics Oversight of ESG Committee progress and activities Making recommendations to the board regarding director orientation and continuing education Maintaining an effective culture of discipline that provides proper guidance and support for a sound, effective, and coordinated enterprise risk management process designed to identify potential events that may affect our business and to appropriately manage risks in order to provide reasonable assurance that our stated objectives will be achieved Identifying potential emerging risks in a routine and systematic manner, assessing the implications of those risks to our business, and managing those risks in a manner consistent with reducing the probability of their occurrence and potential consequences to our company to an acceptable level Review the company’s technology strategy and associated budget and expenditures for the company’s business lines Review and, where appropriate, make recommendations to the board regarding significant technology investments in support of the company’s technology, data, and digital strategies Review the major technology risk exposure, including operational aspects of information security and cybersecurity risks, and the steps taken to monitor and control such exposures; and Receive reports from management regarding the company’s business continuity planning.

Provident Historical Financial Profile Represents a non-GAAP measure. See Appendix for corresponding Reconciliations to GAAP Measures

Lakeland Historical Financial Profile Represents a non-GAAP measure. See Appendix for corresponding Reconciliations to GAAP Measures

Provident Notes and Reconciliation of GAAP and Non-GAAP Financial Measures (Dollars in Thousands, except share data) The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

Lakeland Notes and Reconciliation of GAAP and Non-GAAP Financial Measures (Dollars in Thousands, except share data) The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.